Exhibit 99.5

PART II

Item 6. Selected Financial Data

Certain of the following data were compiled from the consolidated financial statements of Media General, Inc., and should be read in conjunction with those statements (Exhibit 99.7 of this Form 8-K) and Management’s Discussion and Analysis (Exhibit 99.6 of this Form 8-K).

(In thousands, except per share amounts)	2008	2007	2006	2005	2004
Summary of Operations
Operating revenues (a) (c)	$797,375	$896,293	$929,216	$824,294	$805,154

Income (loss) from continuing operations (d)	$(623,255)	$9,235	$62,136	$77,991	$73,358

Net income (loss) (b) (c) (d)	$(631,854)	$10,687	$79,042	$(243,042)	$80,185

Per Share Data: (a) (b) (c) (d)
Income (loss) from continuing operations	$(28.21)	$0.39	$2.56	$3.30	$3.09
Income (loss) from discontinued operations	(0.39)	0.06	0.72	0.19	0.29
Cumulative effect of change in accounting principle	—	—	—	(13.83)	—

Net income (loss)	$(28.60)	$0.45	$3.28	$(10.34)	$3.38

Per Share Data – assuming dilution: (a) (b) (c) (d)
Income (loss) from continuing operations	$(28.21)	$0.39	$2.56	$3.28	$3.07
Income (loss) from discontinued operations	(0.39)	0.06	0.72	0.19	0.29
Cumulative effect of change in accounting principle	—	—	—	(13.76)	—

Net income (loss)	$(28.60)	$0.45	$3.28	$(10.29)	$3.36

Other Financial Data:
Total assets (a) (d)	$1,334,252	$2,471,066	$2,505,228	$1,975,354	$2,480,335
Working capital (excluding discontinued assets and liabilities) (a) (c)	32,544	72,099	65,684	61,041	33,086
Capital expenditures	31,517	78,142	93,896	74,424	37,835
Total debt	730,049	897,572	916,320	485,304	533,280
Cash dividends per share	0.81	0.92	0.88	0.84	0.80

(a)	In the third quarter of 2006, the Company acquired WNCN in Raleigh, North Carolina, WCMH in Columbus, Ohio, WJAR in Providence, Rhode Island and WVTM in Birmingham, Alabama.

(b)

Includes the recognition in the first quarter of 2005 of a charge, related to using the direct method to revalue FCC licenses, of $325.5 million (net of a tax benefit of $190.7 million) as the cumulative effect of a change in accounting principle resulting from applying Goodwill accounting.

(c)

In the third quarter of 2009, the Company sold a small magazine in the Virginia/Tennessee market. In 2008, the Company completed the sales of WTVQ in Lexington, Kentucky, WMBB in Panama City, Florida, KALB/NALB in Alexandria, Louisiana, and WNEG in Toccoa, Georgia. In the first quarter of 2008 and in the fourth quarter of 2007, the Company recorded after-tax losses of $11.3 million and $2 million, respectively, related to these divestitures. Additionally, the Company subsequently sold WCWJ in Jacksonville, Florida, in April 2009 and recorded an after-tax gain of $4.8 million on the divestiture. In the second half of 2006, the Company sold KWCH in Wichita, Kansas (including that station’s three satellites), WIAT in Birmingham, Alabama, WDEF in Chattanooga, Tennessee, and KIMT in Mason City, Iowa. The Company reported a gain of $11 million (net of income taxes of $6.7 million). The results of these stations (including WCWJ), the magazine and their associated websites have been presented as discontinued operations for all periods presented.

(d)	In 2008, the Company recorded non-cash impairment charges totaling $912 million ($615 million after tax) related primarily to its intangible assets.

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